         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                            FORM 8-K/A

                          CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

  DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 26, 1998

                 COMMISSION FILE NO. 001-12837

                        PAMECO CORPORATION
      (Exact name of registrant as specified in its charter)

                GEORGIA                            51-0287654
       ----------------------------            ----------------
       (State or other jurisdiction            (I.R.S. employer
          of incorporation or                  identification
           organization)                           number)

                        1000 CENTER PLACE
                       NORCROSS, GA  30093
             ----------------------------------------
             (Address of principal executive offices)

                          (770)-798-0700
       ----------------------------------------------------
       (Registrant's telephone number, including area code)

                          Not applicable
  -------------------------------------------------------------
  (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On June 26, 1998, Pameco Corporation ("Pameco" or the "Company") purchased the heating, ventilation, and air conditioning ("HVAC") and refrigeration operations and substantially all the related assets of Park Heating and Air Conditioning Supply Co., Inc. ("Park"), an Illinois corporation. Park operated seven business locations and a distribution center in the greater Chicago area.

     The preliminary purchase price was approximately $22.5 million but may be adjusted based upon a review of the book value of the acquired assets and assumed liabilities as of the closing date. In addition, Pameco has agreed to pay Park additional consideration at the end of each of the first two years following the closing if the operating income of the branches exceeds $3.6 million. This summary is qualified in its entirety by reference to the Asset Purchase Agreement, which has been filed as an exhibit to this report on Form 8-K. The transaction was funded under the Company's revolving line of credit with General Electric Capital Corporation.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS

     (a)  Financial Statements of Business Acquired

          Park Heating and Air Conditioning Supply Co., Inc. (a wholly-owned subsidiary of GB Holdings, Inc.) Financial Statements for the year ended December 31, 1997 and Unaudited Financial Statements for the quarter ended March 31, 1998

          Report of Independent Accountants                       F-1
          Balance Sheets                                          F-2
          Statements of Income and Retained Earnings              F-4
          Statements of Cash Flows                                F-5
          Notes to Financial Statements                           F-6

     (b)  Pro Forma Financial Information

          Pameco Corporation Pro Forma Condensed Financial
          Information-for the quarter ended May 31, 1998 and the year ended February 28, 1998

          Introductory Information                                PF-1
          Pro Forma Condensed Consolidated Statement of Income
             for the quarter ended May 31, 1998                   PF-2
          Pro Forma Condensed Consolidated Statement of Income
             for the year ended February 28, 1998                 PF-3
          Pro Forma Condensed Consolidated Balance Sheet
             as of  May 31, 1998                                  PF-4
          Notes to Unaudited Pro Forma Condensed Consolidated
             Financial Information                                PF-5

     (c)  Exhibits

      10.26 Agreement for Purchase and Sale of Assets of Park Heating and Air Conditioning Supply, Co., Inc., dated June 26, 1998, among Pameco Corporation, Park Heating and Air Conditioning Supply Co., Inc., and GB Holdings, Inc., previously filed with the Commission as Exhibit 10.26 of Current Report on 8-K, on July 10, 1998.



      23.1    Consent of Ernst & Young LLP

                  Report of Independent Auditors

We have audited the accompanying balance sheet of Park Heating and Air Conditioning Supply Co., Inc. (a wholly-owned subsidiary of GB Holdings, Inc.) as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park Heating and Air Conditioning Supply Co., Inc. (a wholly-owned subsidiary of GB Holdings, Inc.) as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                         /s/ Ernst & Young LLP
Atlanta, GA
July 21, 1998

                                   Park Heating and Air Conditioning
                                            Supply Co., Inc.
                            (a wholly-owned subsidiary of GB Holdings, Inc.)


                                            Balance Sheets

                                                                       December 31,        March 31,
                                                                           1997              1998
                                                                       ------------      ------------
                                                                                          (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                           $   329,355        $   274,452
  Accounts receivable, less allowance for doubtful
    accounts of $80,000 at December 31, 1997 and
    March 31, 1998                                                      3,977,048          3,542,237
  Inventories                                                           7,919,367          7,952,987
  Prepaid expenses and other current assets                                71,896             54,774
                                                                      -----------        -----------
Total current assets                                                   12,297,666         11,824,450



Property and equipment, at cost:
  Furniture and fixtures                                                   59,626             59,626
  Computer equipment                                                       25,787             25,787
  Transportation equipment                                                387,176            387,176
  Warehouse equipment                                                     100,694            100,694
  Leasehold improvements                                                  331,030            331,030
                                                                      -----------        -----------
Total property and equipment                                              904,313            904,313

Less accumulated depreciation                                             216,836            239,670
                                                                      -----------        -----------
Net property and equipment                                                687,477            664,643
                                                                      -----------        -----------
Total assets                                                          $12,985,143        $12,489,093
                                                                      ===========        ===========


                                                                       December 31,        March 31,
                                                                           1997              1998
                                                                       ------------      ------------
                                                                                          (Unaudited)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable                                                    $ 3,573,625         $1,869,444
  Accrued compensation and commissions                                    320,732            277,531
  Accrued property and sales taxes                                        610,906            520,116
  Other accrued expenses                                                  253,540            195,636
  Line of credit                                                          978,080          1,931,831
  Current portion of long-term debt                                        43,900             42,130
  Note payable to affiliated company                                       60,072             55,924
                                                                      -----------        -----------
Total current liabilities                                               5,840,855          4,892,612

Long-term liabilities:
  Notes payable to shareholders                                           842,950          1,012,005
  Long-term debt                                                           89,519             62,106
                                                                      -----------        -----------
Total liabilities                                                       6,773,324          5,966,723

Shareholder's equity:
  Common stock, $1 par value, authorized - 100,000
    shares; 1,000 shares issued and outstanding                             1,000              1,000
  Capital in excess of par value                                           75,000             75,000
  Retained earnings                                                     6,135,819          6,446,370
                                                                      -----------        -----------
Total shareholder's equity                                              6,211,819          6,522,370
                                                                      -----------        -----------
Total liabilities and shareholder's equity                            $12,985,143        $12,489,093
                                                                      ===========        ===========

See accompanying notes.

                                    Park Heating and Air Conditioning
                                             Supply Co., Inc.
                              (a wholly-owned subsidiary of GB Holdings, Inc.)


                                Statements of Income and Retained Earnings

                                                                                         Quarter
                                                                     Year ended           ended
                                                                    December 31,         March 31,
                                                                        1997               1998
                                                                    ------------        -----------
                                                                                        (Unaudited)
Net sales                                                           $34,237,121         $6,806,343

Costs and expenses:
  Cost of products sold                                              23,698,309          4,552,073
  Warehousing, selling and delivery expenses                          4,977,198          1,317,469
  Administrative expenses                                             2,631,411            578,175
                                                                    -----------         ----------
                                                                     31,306,918          6,447,717
                                                                    -----------         ----------
Operating earnings                                                    2,930,203            358,626
                                                                    -----------         ----------
Interest expense                                                        284,309             48,075
                                                                    -----------         ----------
Net income                                                            2,645,894            310,551
Retained earnings at beginning of year                                4,554,925          6,135,819
Dividends paid                                                       (1,065,000)                 -
                                                                    -----------         ----------
Retained earnings at end of year                                    $ 6,135,819         $6,446,370
                                                                    ===========         ==========

See accompanying notes.

                                  Park Heating and Air Conditioning
                                            Supply Co., Inc.
                          (a wholly-owned subsidiary of GB Holdings, Inc.)


                                      Statements of Cash Flows

                                                                                         Quarter
                                                                     Year ended           ended
                                                                    December 31,         March 31,
                                                                        1997               1998
                                                                    ------------        -----------
                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                             $2,645,894     $    310,551
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                           87,676           22,834
    Decrease in accounts receivable                                     1,612,286          434,811
    Increase in inventories                                                                (33,620)
                                                                         (376,842)
    (Increase) decrease in prepaid expenses                               (18,578)          17,122

    Increase (decrease) in accounts payable
       and accrued expenses                                               693,698       (1,896,076)
                                                                       ----------    -------------
Net cash provided by (used in) operating activities                     4,644,134       (1,144,378)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                                      (329,929)               -
                                                                       ----------    -------------
Net cash used in investing activities                                    (329,929)               -


CASH FLOWS FROM FINANCING ACTIVITIES
Payments on loans from affiliate                                         (359,581)          (4,148)
(Payments) borrowing on line of credit                                 (3,069,744)         953,751
Borrowing from shareholders                                               167,913          169,055
Borrowing (payments) on other loans                                        66,312          (29,183)
Dividends paid                                                         (1,065,000)               -
                                                                       ----------    -------------
Net cash (used in) provided by financing activities                    (4,260,100)       1,089,475
                                                                       ----------    -------------

Net increase (decrease) in cash                                            54,105          (54,903)
Cash and cash equivalents at beginning of year                            275,250          329,355
                                                                       ----------    -------------
Cash and cash equivalents at end of year                               $  329,355    $     274,452
                                                                       ==========    =============

Cash paid for interest                                                 $  280,518    $      57,596
                                                                       ==========    =============

See accompanying notes.

             Park Heating and Air Conditioning
                      Supply Co., Inc.
      (a wholly-owned subsidiary of GB Holdings, Inc.)


               Notes to Financial Statements


                Year ended December 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

REPORTING ENTITY

Effective January 1, 1997, the shareholders of Park Heating and Air Conditioning Supply Co., Inc. (the "Company") exchanged their shares of stock on a one-for-one basis in the Company for shares of stock in a newly-formed corporation named GB Holdings, Inc. As a result of such exchange, Park Heating and Air Conditioning Supply Co., Inc. became a wholly-owned subsidiary of GB Holdings, Inc. GB Holdings, Inc., with consent of its shareholders, filed for S Corporation status effective January 1, 1997. As a result, the shareholders of GB Holdings, Inc. report the entire corporate taxable income on their personal income tax returns.

The accompanying financial statements include only the accounts of Park Heating and Air Conditioning Supply Co., Inc., a wholly-owned subsidiary of GB Holdings, Inc.

DESCRIPTION OF BUSINESS

The Company is engaged in the wholesale distribution of heating and air conditioning equipment and related supplies and sells to customers located primarily in the State of Illinois. The Company operates in one business segment.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

             Park Heating and Air Conditioning
                     Supply Co., Inc.
     (a wholly-owned subsidiary of GB Holdings, Inc.)


          Notes to Financial Statements (continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

CREDIT POLICY

The Company performs periodic credit evaluations of its customers' financial conditions and in some instances places liens on sales of equipment. Receivables are generally due within 30 days. Credit losses have been within management's expectations.

INVENTORIES

Inventories, consisting of finished goods held for resale, are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is provided over the estimated useful lives of the related assets by the straight-line method. The estimated useful lives for property and equipment range from five to thirty-nine years. Expenditures for maintenance and repairs are charged to operations as incurred.

INCOME TAXES

The Company has elected, with the consent of its shareholders, to be treated for income tax purposes as a Subchapter S Corporation.
As a result, the shareholders report the entire corporate taxable income on their personal tax returns.

The pro forma provision for income taxes would be approximately $1,018,000 for the year ended December 31, 1997. The pro forma provision for income taxes represents a provision for income taxes as if the Company had operated as a C Corporation for income tax purposes for the year ended December 31, 1997.

             Park Heating and Air Conditioning
                      Supply Co., Inc.
      (a wholly-owned subsidiary of GB Holdings, Inc.)


           Notes to Financial Statements (continued)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, accounts receivable, and accounts payable approximate their fair values. The fair values of the Company's debt approximates the reported amounts in the balance sheet as their respective interest rates approximate the market rates for similar debt instruments.

RECENT PRONOUNCEMENTS

In June 1997, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, was issued. SFAS 130 establishes new standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. These new standards require that all items recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on the Company's financial statements.

             Park Heating and Air Conditioning
                      Supply Co., Inc.
        (a wholly-owned subsidiary of GB Holdings, Inc.)


           Notes to Financial Statements (continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

INTERIM STATEMENTS

The interim financial data for the quarter ended March 31, 1998 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.

2. LINE OF CREDIT

The Company and two affiliated companies (LDR Industries, Inc. ("LDR") and G & S Supply, Inc.) have a revolving credit agreement with a bank which provides for a commitment for borrowing of $15,000,000 at the prime rate (8.5% at December 31, 1997) with maximum borrowings at any time based upon the three companies' aggregate levels of eligible inventory and accounts receivable, as defined. The three companies have pledged substantially all their assets as collateral for all borrowings. The line of credit includes covenants which, among other things, restrict the companies' abilities to incur additional new indebtedness and pay dividends without lender approval. This debt is guaranteed by the shareholders of the companies. All bank borrowings under this agreement were repaid on June 29, 1998.

3. NOTE PAYABLE TO AFFILIATED COMPANY

The note payable to an affiliated company is due on demand, is unsecured, and bears interest at the same rate charged under the bank revolving credit agreement.

             Park Heating and Air Conditioning
                       Supply Co., Inc.
        (a wholly-owned subsidiary of GB Holdings, Inc.)


            Notes to Financial Statements (continued)



4. LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 1997:

 Notes payable to shareholders, all unsecured and due
   January 1, 1999 with interest at 8.25%                       $842,950
 Other                                                           133,419
                                                                --------
                                                                 976,369
 Less: Current portion                                            43,900
                                                                --------
 Long-term debt                                                 $932,469
                                                                ========


5. EMPLOYEE BENEFIT PLAN

The Company and two of its affiliates sponsor a defined contribution plan (the "Plan") which covers all full-time employees. The Plan provides for voluntary employee and discretionary employer contributions. The Company contributed
$115,140 to the Plan for the year ended December 31, 1997.

6. COMMITMENTS AND CONTINGENCIES

Operating Leases
----------------

The Company leases its offices and distribution facilities from an affiliated entity on a month-to-month basis. Rent expense for these leases was $845,738 for the year ended December 31, 1997. Total rent expense for all operating leases was $987,084 for the year ended December 31, 1997.

Guarantee of Purchase Commitments
---------------------------------

At December 31, 1997, the Company was contingently liable for LDR's $1,153,463 of purchase commitments outstanding through bank letters of credit.

             Park Heating and Air Conditioning
                     Supply Co., Inc.
      (a wholly-owned subsidiary of GB Holdings, Inc.)


           Notes to Financial Statements (continued)


7. RELATED PARTY TRANSACTIONS

Interest expense on the notes payable to affiliated companies and to shareholders aggregated $68,608 for the year ended December
31, 1997. In addition, the Company reimbursed LDR approximately
$552,000 for certain labor and related benefits.

8. SUBSEQUENT EVENTS

The Company declared and paid dividends of $300,000 to its shareholders in January 1998.

On June 26, 1998, the Company was acquired by Pameco Corporation, a publicly-traded nationwide distributor of heating, ventilation and air conditioning and refrigeration equipment.

                 PRO FORMA FINANCIAL INFORMATION

                   Introductory Information

     The following unaudited pro forma condensed consolidated financial information sets forth the combined results and financial position of the Company and Park assuming the Company purchased Park based on the information, qualifications and assumptions set forth in the following Notes to Unaudited Pro Forma Condensed
Consolidated Financial Information.

     The following unaudited pro forma financial information should be read in conjunction with the Company's audited and unaudited financial statements, including the notes thereto, contained in: (i) Pameco Corporation's Annual Report on Form 10-K for the year ended February 28, 1998 and (ii) Pameco Corporation's Quarterly Report on Form 10-Q for the quarterly period ended May 31,1998.

     The unaudited pro forma condensed consolidated statements of income for the three months ended May 31, 1998 and for the year ended February 28, 1998 present the consolidated operating results of the Company and Park as if the acquisition described above had occurred at the beginning of the period presented. Park prepares its financial statements based on a December 31 year end. For purposes of this pro forma presentation, Park's statement of income was adjusted to reflect a twelve-month period ended February 28, 1998 and three-month period ended May 31, 1998 to conform with Pameco's presentation. The unaudited pro forma condensed consolidated balance sheet as of May 31, 1998 includes
the unaudited balance sheet of Park as of May 31, 1998.   The
unaudited pro forma condensed consolidated balance sheet as of May 31, 1998 presents the combined consolidated financial position of the Company and Park as if the acquisition described above had occurred on May 31, 1998. These pro forma financial statements reflect the use of the purchase method of accounting and are based on the historical financial information of the Company and Park adjusted for the pro forma adjustments described in the accompanying notes to unaudited pro forma condensed consolidated financial information. Certain reclassifications and adjustments have been made to the historical financial statements of Park to conform to the Company's financial presentation and interim reporting dates.

     The pro forma adjustments in certain cases are based on preliminary estimates of the fair values of assets and liabilities of Park, which may require further adjustment when additional information is obtained during the one year period subsequent to the acquisition date. Any reallocation of the purchase price based on the final valuation of the assets and liabilities should not differ significantly from the original estimate and should not have a material impact on the pro forma financial statements.

     The pro forma financial information is presented for illustrative purposes only, has been prepared under guidelines of the Securities and Exchange Commission, and is not intended to be indicative of the operating results that would have occurred if the acquisition had been consummated in accordance with the assumptions set forth below, nor is it intended to be a forecast of future operating results.

                                                      PAMECO CORPORATION
                                    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                               FOR THE QUARTER ENDED MAY 31, 1998
                                      (Unaudited; In thousands, except per share amounts)
                                                                                                                  Pameco
                                                                                                                Corporation
                                                               Pameco            Park            Pro                 Pro
                                                            Corporation         Supply          Forma              Forma
                                                            (Historical)     (Historical)     Adjustments        As Adjusted
                                                            ------------     ------------     -----------        -----------
 Net sales                                                  $  145,194         $  7,954        $   ---           $  153,148

 Costs and expenses:
     Cost of products sold                                     111,146            5,534            ---              116,680
     Warehousing, selling, and administrative expenses          29,519            1,924            ---               31,443
     Amortization of excess of cost over acquired                  204             ---                88  (A)           292
       net assets
     Amortization of excess of acquired net assets                (306)            ---             ---                 (306)
       over cost                                          ------------     ------------      -----------        -----------
                                                               140,563            7,458               88            148,109
                                                          ------------     ------------      -----------        -----------
 Operating earnings (loss)                                       4,631              496              (88)             5,039

 Other expenses:
     Interest expense, net                                      (1,022)             (50)            (410) (B)        (1,482)
     Discount on sale of accounts receviable and                  (760)              23            ---                 (737)
       other expenses                                     ------------     ------------      -----------        -----------
 Income before income taxes                                      2,849              469             (498)             2,820
 Provision for income taxes                                        965             ---               (11) (C)           954
                                                          ------------     ------------      -----------        -----------
  Net income (loss)                                         $    1,884         $    469        $    (487)       $     1,866
                                                          ============     ============      ===========        ===========
 Basic earnings per share                                   $     0.22                                          $      0.21
                                                          ============                                          ===========
  Basic weighted average shares outstanding                      8,740                                                8,740
                                                          ============                                          ===========
 Diluted earnings per share                                 $     0.21                                          $      0.20
                                                          ============                                          ===========
  Diluted weighted average shares outstanding
                                                                 9,120                                                9,120
                                                          ============                                         ============


The introductory information reported under Item 7(b) and the accompanying notes to unaudited pro forma condensed consolidated financial information are an integral part of these statements. Pro forma information should not be construed to be a forecast of future operating results.

                                                            PAMECO CORPORATION
                                             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                                    FOR THE YEAR ENDED FEBRUARY 28, 1998
                                             (Unaudited; In thousands, except per share amounts)

                                                                                                                          Pameco
                                                                                                                        Corporation
                                                                      Pameco             Park              Pro              Pro
                                                                   Corporation          Supply            Forma            Forma
                                                                   (Historical)      (Historical)      Adjustments      As Adjusted
                                                                   ------------      ------------      -----------      -----------
 Net sales                                                          $  484,010         $  34,095       $   ---          $  518,105
 Costs and expenses:
     Cost of products sold                                             368,685            23,751           ---             392,436
     Warehousing, selling, and administrative expenses                  98,655             7,582           ---             106,237
      Amortization of excess of cost over acquired net assets              441             ---                352  (A)         793
      Amortization of excess of acquired net assets over cost           (1,224)            ---             ---              (1,224)
                                                                    ----------         ---------       ----------       ----------
                                                                       466,557            31,333              352          498,242
                                                                    ----------         ---------       ----------       ----------
 Operating earnings (loss)                                              17,453             2,762             (352)          19,863
 Other expenses:
     Interest expense, net                                              (1,980)             (236)          (1,641) (B)      (3,857)
     Discount on sale of accounts receviable and other                  (3,086)            ---               ---            (3,086)
                                                                    ----------         ---------       ----------       ----------
 Income before income taxes                                             12,387             2,526           (1,993)          12,920
 Provision for income taxes                                              3,541             ---                203  (C)       3,744
                                                                    ----------         ---------       ----------       ----------
  Net income (loss)                                                 $    8,846         $   2,526       $   (2,196)      $    9,176
                                                                    ==========         =========       ==========       ==========
 Basic earnings per share                                           $     1.14                                          $     1.18
                                                                    ==========                                          ==========
  Basic weighted average shares outstanding                              7,779                                               7,779
                                                                    ==========                                          ==========

 Diluted earnings per share                                         $     1.08                                          $     1.12
                                                                    ==========                                          ==========
  Diluted weighted average shares outstanding                            8,183                                               8,183
                                                                    ==========                                          ==========


The introductory information reported under Item 7(b) and the accompanying notes to unaudited pro forma condensed consolidated financial information are an integral part of these statements. Pro forma information should not be construed to be a forecast of future operating results.

                                                                PAMECO CORPORATION
                                                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                                  MAY 31, 1998
                                            (Unaudited; In thousands, except per share amounts)

                                                                                                                          Pameco
                                                                                                                        Corporation
                                                                       Pameco          Park              Pro               Pro
                                                                    Corporation        Supply            Forma             Forma
                                                                    (Historical)     (Historical)      Adjustments  (D)  As Adjusted
                                                                    ------------     ------------      -----------      ------------
 Assets
 Current assets:
     Cash and cash equivalents                                      $     152         $     393        $    (386)        $     159
     Accounts receivable, net                                          33,742             4,120               (4)           37,858
     Inventories                                                      134,286             6,895              ---           141,181
     Prepaid expenses and other current assets                          2,316                31              (21)            2,326
                                                                    ---------         ---------        ---------         ---------
             Total current assets                                     170,496            11,439             (411)          181,524
 Property and equipment, net                                           13,010               702              (96)           13,616
 Excess of cost over acquired net assets, net                          27,684             ---             14,075            41,759
 Other assets                                                             728               (88)              89               729
 Deferred income tax assets                                            12,787             ---              ---              12,787
                                                                    ---------         ---------        ---------         ---------
                Total assets                                        $ 224,705         $  12,053        $  13,657         $ 250,415
                                                                    =========         =========        =========         =========
 Liabilities and shareholders' equity
 Current liabilities:
     Accounts payable                                               $  71,481         $   2,205        $   ---           $  73,686
     Accrued compensation and withholdings                              2,108               247            (132)             2,223
     Other accrued liabilities and expenses                            18,164               976            (211)            18,929
     Note payable                                                       ---               1,159          (1,159)             ---
     Current portion of capital lease obligations and other debt           31                47             (22)                56
                                                                    ---------         ---------        ---------         ---------
             Total current liabilities                                 91,784             4,634          (1,524)            94,894
 Long-term liabilities:
    Debt                                                               53,421               857          21,674             75,952
    Capital lease obligations                                              29             ---              ---                  29
    Warranty reserves and other                                         4,003                69            ---               4,072
                                                                    ---------         ---------        ---------         ---------
             Total long-term liabilities                               57,453              926            21,674            80,053
 Excess of acquired net assets over cost, net                           4,693            ---               ---               4,693
 Shareholders' equity:
     Common stock                                                          88                1                (1)               88
     Capital in excess of par value                                    37,332               75               (75)           37,332
     Retained earnings                                                 33,955            6,417            (6,417)           33,955
                                                                    ---------         ---------        ---------         ---------
                                                                       71,375            6,493            (6,493)           71,375
     Note receivable from shareholder                                    (600)           ---               ---                (600)
             Total shareholders' equity                                70,775            6,493            (6,493)           70,775
                                                                    ---------         ---------        ---------         ---------
             Total liabilities and shareholders' equity             $ 224,705         $ 12,053         $  13,657         $ 250,415
                                                                    =========         ========         =========         =========



The introductory information reported under Item 7(b) and the accompanying notes to unaudited pro forma condensed consolidated financial information are an integral part of these statements. Pro forma information should not be construed to be a forecast of future operating results.

                            PAMECO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The historical information for each company reflected in the accompanying unaudited pro forma condensed consolidated financial statements have been determined using generally accepted accounting principles.

     The following notes describe the pro forma adjustments necessary to reflect the effects of the acquisition. Actual adjustments to account for the acquisition under the purchase method are dependent upon the final valuation of the assets and liabilities of Park.

     Note A- The pro forma adjustment to "Amortization of excess of cost over acquired net assets" reflects the additional expense resulting from the amortization of the goodwill recorded in association with the acquisition of Park. Goodwill is amortized over forty years.

     Note B- The pro forma adjustment to "Interest expense, net" reflects the additional interest costs on debt issued to fund the cash portion of the purchase price based on estimated financing costs for the acquisition of Park.

     Note C- The pro forma adjustment to "Provision (benefit) for income taxes" reflects the net income tax impact at the Company's effective income tax rate of the pro forma adjustments described above and records the tax impact of Park's historical results at the Company's effective income tax rate. Park was previously organized as a subchapter-S corporation.

     Note D- The purchase method of accounting for acquisitions requires that the assets and liabilities of Park be adjusted to
their estimated fair values.   These adjustments reflect
management's best estimate of the fair values of the assets and liabilities of Park as of June 26, 1998 using information currently available.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PAMECO CORPORATION
                                   ------------------------------
                                   (Registrant)


                              By:  /s/ THEODORE R. KALLGREN
                                   ------------------------------
                                   Theodore R. Kallgren
                                   Chief Financial Officer

September 8, 1998                  (Mr. Kallgren has been duly authorized
                                    to sign on behalf of the registrant)

                     Exhibit Index

Exhibit No.           Description
-----------           -----------

23.1                   Consent of Independent Auditors

                                                     EXHIBIT 23.1


                   CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated July 21, 1998, with respect to the financial statements of Park Heating and Air Conditioning Supply Co., Inc. for the year ended December 31, 1997, included in this report on Form 8-K of Pameco Corporation and incorporated by reference in the Registration Statements of Pameco Corporation listed below:

*Registration Statement No. 333-33939 on Form S-8, dated August 19,
 1997 and related Prospectus

*Registration Statement No. 333-43849 on Form S-8, dated January 7, 1998 and related Prospectus


          /s/ Ernst & Young LLP


Atlanta, GA
September 3, 1998